Exhibit 10.10

MANAGEMENT AGREEMENT

AGREEMENT made as of May 10, 2005 by and between COMPRESSION POLYMERS HOLDING CORPORATION, a Delaware corporation (the “Corporation”), and AEA INVESTORS LLC, a Delaware limited liability company (“AEA”).

WHEREAS, AEA renders advisory and consulting services to selected client companies, and the Corporation desires to retain AEA to render advisory and consulting services to it and AEA is willing to provide such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

1.             The Corporation hereby retains AEA to render advisory and consulting services to the Corporation, and AEA hereby agrees to render such services, for the period commencing on May 10, 2005 and continuing so long as AEA or its investor group directly or indirectly own an interest in the Corporation.  AEA shall render such advisory and consulting services to the Corporation in connection with such financial, management and other matters relating to the business and operations of the Corporation, or any of its subsidiaries or affiliated companies, as the Corporation’s Board of Directors may from time to time request (the “Services”).

2.             As compensation for the Services rendered pursuant to Section 1 hereof, the Corporation shall pay, and AEA will accept, so long as this Agreement continues in effect and subject to the limitations under any indenture or credit facility of the Corporation in effect at the time such fee is determined, an annual fee to be determined by the Board of Directors of the Corporation, commencing as of May 1, 2006.  Such fee shall be due and payable quarterly in advance on the first day of each calendar quarter, commencing as of May 1, 2006.  The Corporation also agrees to the provisions with respect to indemnifying AEA and the other matters set forth in Annex A hereto, which is hereby incorporated by reference into this Agreement (the “Indemnification Agreement”).

(a)           It is the understanding of the parties that AEA may be involved with potential acquisitions, mergers, financing, or other major transactions or strategic initiatives involving the Corporation and/or its subsidiaries or affiliates, in which case AEA shall be entitled to such compensation, in addition to the fee provided above so long as AEA is continuing to provide the Services, as the Board of Directors of the Corporation and AEA shall mutually agree.

(b)           In the event that the Corporation employs any employee of AEA as an officer of the Corporation, any of its subsidiaries or affiliates or otherwise, and such employment or other arrangement involves a substantial amount of such employee’s time, the Corporation shall compensate such employee at a reasonable rate to be agreed upon among such employee, the Board of Directors of the Corporation and AEA, and the compensation payable to such employee by such Corporation shall not reduce or affect in any way any of the fees payable to AEA hereunder.

(c)           In addition to the aforementioned fees, the Corporation shall reimburse AEA and its affiliates for their reasonable out-of-pocket costs and expenses incurred in connection with the performance of the Services hereunder.  In addition, the Corporation shall reimburse AEA and its affiliates for their out-of-pocket expenses (including, without limitation, legal, accounting, consulting and other professional fees) incurred in connection with (i) AEA’s and its affiliates’ monitoring of the investment in the Corporation and the development, preparation, negotiation, printing and execution of any amendment, supplement or modification to this Agreement or any of the other agreements or documents executed in connection with or related to the investments in the Corporation held by affiliates of AEA and (ii) the enforcement, performance and administration of this Agreement or any of the other agreements or documents executed in connection with or related to the investments held by affiliates of AEA in the Corporation.

3.             Any notice required to be given hereunder shall be in writing and shall be deemed sufficient if delivered in person or mailed by certified mail as follows: if to the Corporation, to it at its office at 801 Corey Street, Moosic, PA 18507, or such other address as the Corporation may hereafter designate for that purpose; and if to AEA, to it at its office at Park Avenue Tower, 65 East 55th Street, New York, NY 10022, or such other address as AEA may hereafter designate for that purpose.

4.             This Agreement, together with the Indemnification Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any corporation into which the Corporation shall consolidate or merge or to which it shall transfer substantially all of its assets.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

COMPRESSION POLYMERS HOLDING CORPORATION

By:

/s/ CHRISTOPHER P. MAHAN

Name: Christopher P. Mahan

Title:    Chairman

AEA INVESTORS LLC

By:

/s/ CHRISTINE J. SMITH

Name: Christine J. Smith

Title:    Vice President

ANNEX A - INDEMNIFICATION AGREEMENT

As part of the consideration for the agreement of AEA to furnish its services under this Agreement, the Corporation hereby agrees to indemnify and hold harmless AEA and its affiliates and the respective managing directors, officers, directors, investors, shareholders, members, partners, employees and agents of, and persons controlling, AEA or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Act of 1934, as amended, and each of their respective successors and assigns (collectively, the “indemnified persons”) from and against all claims, liabilities, expenses, losses or damages (or actions in respect thereof) related to or arising out of actions taken (or omitted to be taken) by AEA pursuant to the terms of this Agreement, or AEA’s role in connection therewith; provided, however, that the Corporation shall not be responsible for any claims, liabilities, expenses, losses and damages to the extent that it is finally judicially determined that they result primarily from actions taken or omitted to be taken by AEA in bad faith or due to AEA’s gross negligence or willful misconduct.  If for any reason (other than the bad faith, gross negligence or willful misconduct of AEA as provided above) the foregoing indemnity is unavailable to the indemnified persons or insufficient to hold the indemnified persons harmless, then the Corporation shall contribute to the amount paid or payable by the indemnified persons as a result of such claim, liability, expense, loss or damage in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and AEA on the other, but also the relative fault of the Corporation and AEA, as well as any relevant equitable considerations, subject to the limitation that in any event AEA’s aggregate contribution to all claims, expenses, losses, liabilities and damages (except to the extent judicially determined to have been primarily caused by the bad faith, gross negligence or willful misconduct of AEA) shall not exceed the amount of fees actually received by AEA pursuant to this Agreement.  Promptly after receipt by AEA of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification may be sought against the Corporation, AEA will notify the Corporation in writing of the receipt or commencement thereof, but failure to notify the Corporation will relieve the Corporation from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture of substantial rights and defenses, and will not in any event relieve the Corporation from any other obligation to any indemnified person other than under this Indemnification Agreement.  The Corporation shall assume the defense of such action (including payment of fees and disbursements of counsel) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Corporation.  AEA shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and disbursements of such counsel shall be at the expense of AEA unless employment of such counsel has been specifically authorized by the Chief Executive Officer of the Corporation in writing.  The Corporation shall pay the fees and expenses of one separate counsel for AEA and any other indemnified persons if the named parties to any such action (including any impleaded parties) include the Corporation (or any of the directors of the Corporation) and AEA and (i) in the good faith judgment of AEA the use of joint counsel would present such counsel with an actual or potential conflict of interest or (ii) AEA shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Corporation (or the director(s)).  The Corporation shall not be liable to indemnify any person for any settlement of any claim or action effected without written consent of the Chief Executive Officer of the Corporation, which consent shall not be unreasonably withheld.  In addition, the Corporation hereby agrees to reimburse AEA and each other indemnified person for all expenses (including reasonable fees and disbursements of counsel if the Corporation does not assume the defense of such action) as they are incurred by AEA, or any indemnified person in connection with investigating, preparing or defending any such action or claim.  AEA shall have no liability to the Corporation, any of its subsidiaries or affiliates or any of their directors, officers or employees in connection with the services which AEA renders pursuant to this Agreement, except for AEA’s bad faith, gross negligence or willful misconduct judicially determined as aforesaid.  The indemnification, contribution and expense reimbursement obligation the Corporation has under this paragraph shall be in addition to any liability the Corporation may otherwise have.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either AEA’s engagement or any matter referred to in this Agreement is hereby waived by the parties hereto.  The provisions of this Annex A shall survive any termination or completion of the engagement provided by this Agreement.

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